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                                                                  March 15, 1995

SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street N.W.
Washington, D.C. 20549

Re: Arthur J. Gallagher & Co.
  Registration Statement on Form S-1

Gentlemen:

  I am counsel for Arthur J. Gallagher & Co. (the "Company") in connection with the above referenced Registration Statement on Form S-1 (the "Registration Statement") relating to the registration for possible sale by the Company of 750,000 shares of the Company's common stock, par value $1.00 per share ("Common Stock"), in connection with future acquisitions (the Prospectus included in the Registration Statement also relates to shares previously registered on the Company's Registration Statement Nos. 33-60660 and 33-76778).

  In this connection, I have examined the originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as I deemed necessary to examine for purposes of this opinion.

  Based upon such examination, I am of the opinion that the shares of Common Stock which may be sold by the Company, upon payment of the purchase price therefor, will be duly and legally authorized and issued, fully paid and nonassessable.

  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under "Legal Opinion" in the Prospectus included in this Registration Statement.

                                          Very truly yours,
                                          /s/ Carl E. Fasig
                                          -------------------------------------
                                          CARL E. FASIG
                                          Counsel and Secretary

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